Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW MEXICO REGULATORS APPROVE TECO ENERGY’S ACQUISITION OF GAS COMPANY

Public Regulation Commission vote clears the way for a third-quarter closing

Tampa, Fla. (Aug. 13, 2014) – The New Mexico Public Regulation Commission (PRC) today decided unanimously that TECO Energy’s pending stock acquisition of New Mexico Gas Intermediate Inc. (NMGI), the parent company of New Mexico Gas Co. (NMGC), is in the public interest and can proceed.

The vote allows TECO Energy to close the purchase of the Albuquerque-based companies within about a month, unless one of the parties requests a rehearing. The parties in the case reached a settlement on the acquisition, and the PRC staff did not oppose it.

“We are pleased the Public Regulation Commission has approved this transaction,” said John Ramil, president and chief executive officer of TECO Energy. “We look forward to our significant investment in New Mexico and to providing reliable service at competitive prices to help the state grow. We are pleased we will immediately deliver benefits to our customers and will expand TECO Energy’s utility portfolio.”

Key benefits of this transaction include:

•	NMGC customer rates will be frozen until the end of 2017.

•	NMGC customers will benefit from more than $11 million in anticipated savings early through a credit on their bills.

•	TECO will cap NMGC position losses at 99 over three years. Many of those reductions will be through attrition.

•	NMGC will retain its name, and its headquarters will remain in Albuquerque.

•	TECO will maintain or increase NMGC’s current level of community involvement and support.

•	TECO has agreed to own NMGC for at least 10 years.

NMGC serves more than 513,000 gas customers throughout New Mexico. Upon closing of the transaction, TECO Energy utility subsidiaries would serve more than 1.5 million regulated electric and gas utility customers in Florida and New Mexico.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Co., is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Tampa Electric serves more than 700,000 customers in West Central Florida, and Peoples Gas serves more than 350,000 customers in most of Florida’s major metropolitan areas and beyond. TECO Energy’s other subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

TECO Energy

702 N. Franklin St.

Tampa, FL 33602

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: appeals or motion for rehearing or reconsideration, if any, of the PRC’s approval of this transaction, or the risk that the anticipated benefits from the transaction cannot be fully realized. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013, and as updated in subsequent filings with the SEC.

Media Contact:    Cherie Jacobs 813.334.7779

Investor Contact: Mark Kane 813.228.1772

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TECO Energy

702 N. Franklin St.

Tampa, FL 33602